UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

September 18, 2019

Date of Report (Date of earliest event reported)

X4 Pharmaceuticals, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38295	27-3181608
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

955 Massachusetts Avenue, 4th Floor Cambridge, Massachusetts	02139
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (857) 529-8300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	XFOR	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) Effective September 18, 2019, X4 Pharmaceuticals, Inc. (the “Company”) appointed William E. Aliski as a Class II director to serve for the term expiring at the Company’s 2022 Annual Meeting of Stockholders or until his earlier death, resignation or removal. In connection therewith, the Board of Directors (the “Board”) of the Company increased the authorized number of directors to seven. Mr. Aliski has not been appointed to any committees of the Board at this time.

Since 2011, Mr. Aliski has served as an independent consultant to life sciences companies focused on orphan diseases, with particular focus on commercial strategy, market access, pricing, and reimbursement. Prior to 2011, he was Chief Commercial Officer for Foldrx, an early stage company purchased by Pfizer in 2011, served as General Manager for Biomarin Europe, and held executive level positions at TKT 5S/Shire and Genzyme Corp. Mr. Aliski also serves on the boards of directors of Ultragenyx Pharmaceutical Inc. and Applied Genetic Technologies Corporation. He earned an undergraduate degree in economics from Boston College and a MPA from the Kennedy School of Government at Harvard University.

In accordance with the Company’s Director Compensation Policy (the “Director Compensation Policy”) most recently amended in March 13, 2019, a copy of which was filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-38295) filed with the Securities and Exchange Commission (the “SEC”) on March 13, 2019, Mr. Aliski is entitled to receive an annual cash retainer of $35,000 for service as a Board member and an additional annual cash retainer of $5,000 for his service as a member of the compensation committee, each payable quarterly in arrears. Mr. Aliski will also be eligible for equity award grants, including annual grants, on the same terms as other non-employee directors of the Board. Upon his election to the Board on September 18, 2019, Mr. Aliski was granted an initial equity award (the “Initial Award”) of an option to purchase 6,854 shares of the Company’s common stock. The Initial Award has a term of ten years from the date of grant and shall vest and become exercisable as to 33.3333% of the shares underlying the Initial Award on the 12-month anniversary of the date of grant, with the remainder vesting in equal monthly installments of 2.7777% of the shares underlying the Initial Award until the 36-month anniversary of the date of grant, subject to Mr. Aliski’s continued service through each applicable vesting date. The Initial Award has an exercise price of $14.04, which is equal to the closing price of the Company’s common stock on the Nasdaq Capital Market on the date of grant. Any initial or annual equity awards granted to Mr. Aliski pursuant to the Director Compensation Policy that are subject to vesting will become fully vested upon a change in control as long as he is providing continuous service as of the date of such change in control.

In connection with his appointment, Mr. Aliski and the Company entered into an indemnity agreement in the form previously filed as Exhibit 10.36 to Amendment No. 1 to the Registration Statement on Form S-1 filed with the SEC on November 6, 2017.

Mr. Aliski was not selected as a director pursuant to any arrangements or understandings with the Company or with any other person, and there are no related party transactions between Mr. Aliski and the Company that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

X4 PHARMACEUTICALS, INC.

Date: September 20, 2019	By:	/s/ Adam S. Mostafa
Adam S. Mostafa
Chief Financial Officer